FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS
OCTOBER AND THIRD QUARTER 2008 SALES

Provides Preliminary Range for Third Quarter Earnings

Secaucus, New Jersey - November 6, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $144.9 million for the four-week period ended November 1, 2008, a 9% increase compared to net sales of $133.0 million for the four-week period ended November 3, 2007. Comparable store sales for October increased 4% on top of a 2% increase in October 2007.

For the third quarter ended November 1, 2008, net sales increased 5% to $450.6 million. Comparable store sales for the third quarter increased 2% on top of a 1% increase in the third quarter of 2007.

The Company opened 11 stores during October 2008. During the third quarter of 2008, the Company opened 19 stores and closed one.

	October		3rd Quarter		Fiscal Year-to-Date
Net Sales: - In Millions - Change vs. Year Ago	2008	2007	2008	2007	2008	2007
	$144.9 +9%	$133.0 +4%	$450.6 +5%	$430.6 +8%	$1,188.9 +10%	$1,077.1 +9%
Comparable Store Sales: - Change vs. Year Ago	+4%	+2%	+2%	+1%	+5%	+1%

In conjunction with today’s October sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, November 13, 2008. To access the call, please dial 1-800-753-8878 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company expects to report earnings per share from continuing operations for the third quarter of 2008 in the range of $0.92-$0.95, including one-time transition services income net of variable expenses of approximately $5.7 million pre-tax for services being provided to the acquirer of the Disney Store North America business. Excluding this one-time gain, the Company expects adjusted earnings per share from continuing operations for the third quarter of 2008 to be in the range of $0.81-$0.84. Adjusted earnings per share is a non-GAAP measure which the Company believes will facilitate comparisons of the past and future performance of its core business.

The Company will discuss details on the quarter when it reports third quarter earnings results on Thursday, November 20, 2008. The Company will host a conference call that day which will be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing 1-800-894-5910 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on November 27, 2008. To access the replay, please dial 1-800-753-9146 or you may listen to the audio archive on the Company’s website.

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PLCE - October and Third Quarter 2008 Sales

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of November 1, 2008, the Company owned and operated 920 stores and its online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements, including statements regarding earnings per share from continuing operations for the third quarter of 2008, regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and risks and uncertainties relating to the Company’s strategic review. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Vice President, Investor Relations, (201) 453-6955

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